Exhibit 3.1(a)


                          CERTIFICATE OF INCORPORATION
                                       OF
                             PRIMECARE SYSTEMS, INC.

         1. The name of the corporation is PrimeCare Systems, Inc.

         2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         3. The name of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         4. The total number of shares of stock which the corporation shall have authority to issue is Five Thousand (5,000) and the par value of each of such shares is One-One Hundredth of a Dollar ($.01) amounting in the aggregate to Fifty Dollars ($50.00).

         5. The Board of Directors is authorized to make, alter or repeal the by-laws of the Corporation. Election of directors need not be by written ballot.

         6. The name and mailing address of each person who is to serve as a director until the first annual meeting of stockholders or until a successor is elected and qualified, is as follows:

         Edward L. Alexander      c/o Medical Technology Associates, Inc.
                                  P.O. Box 1572
                                  Yorktown, VA 23692

         W. Jordan Fitzhugh       c/o Medical Technology Associates, Inc.
                                  P.O. Box 1572
                                  Yorktown, VA 23692

         Abdul H. Jamaludeen      c/o Medical Technology Associates, Inc.
                                  P.O. Box 1572
                                  Yorktown, VA 23692

         7. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         8. A director of the corporation shall not be personally liable to the corporation of its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

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         9. The name and mailing address of the Sole Incorporator is:

                  Jerry D. Brown, Esq.
                  Albert, Bates, Whitehead & McGaugh, P.C.
                  One South Wacker Drive
                  Suite 1990
                  Chicago, Illinois 60606

         I, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 29th day of April, 1994.


                                                     /s/ Jerry D. Brown,
                                                     ------------------------
                                                     Jerry D. Brown, Esq.
                                                     Sole Incorporator